Exhibit 10.1

FONDATION DE FINANCEMENT PHILIP MORRIS EN SUISSE

Supplemental Plan of Philip Morris in Switzerland
Plan Summary
Overview
The supplemental plan is a non-qualified plan that provides retirement, disability and death benefits to executives whose benefits would otherwise be limited by the compensation cap under the Swiss social security legislation. The purpose of this plan is to provide an employee with the same benefits the employee would have been entitled to receive from the Philip Morris Pension Fund in Switzerland (Main plan and IC pension plan) without taking into consideration the cap, and it is not intended to otherwise increase the benefits promised under the Pension Fund.
Eligible population
Swiss-based employees either in salary grade 24 or above (22 for employee in this grade on 01.04.2014) or with Main plan pensionable earnings in excess of the salary limit described in article 79c of the Federal Law on Occupational Retirement, Survivors’ and Disability Pension Plans (LPP), currently CHF 846’000.- per year.
Benefits
Benefits from the supplemental plan are generally equal to:

•	the benefits from the Pension Fund without taking into account the salary cap

•	less the benefits entitlement from the Pension Fund

•	less the unpaid personal contribution due to the salary cap.
Employee contribution
None.
Company contribution
100% funded by the company under a non-qualified trust arrangement (separate legal entity).
Time and form of payment
Lump sum payment, generally at retirement, disability, death or termination of employment, if the plan’s Board of Trustees determines in its sole discretion that the employee is entitled to benefits from the supplemental plan.
Tax impact
Benefits are taxable to the employee and subject to social security deductions upon distribution. Tax and social security gross-up will be applied.

ADMINISTRATION OF THE
FONDATION DE FINANCEMENT PHILIP MORRIS EN SUISSE
/s/ ANNICK PERRENOUD
Annick Perrenoud

c/o Pension Fund Philip Morris in Switzerland    Neuchâtel, 30.04.2015
Quai Jeanrenaud 3    Phone    (++4158) 242 1241
CH - 2000 Neuchâtel    Fax    (++4158) 242 8003